CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 21, 2004, relating to the financial statements and financial highlights which appear in the August 31, 2004 Annual Report to Shareholders of the Money Market Portfolio and the U.S. Government Portfolio (constituting the Short Term Income Fund, Inc.) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Counsel and Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers
New York, New York
October 27, 2004